                                                                    Exhibit 11.1



                                           SYBASE, INC.

(In thousands, except per share data)

                                    Three Months         Nine Months Ended
                                 Ended September 30,       September 30,
                                 -------------------     -----------------
                                   1997       1996        1997       1996
                                  ------     -----       ------     ------
Weighted average shares outstanding
for the period:
      Common stock                79,282     75,748      78,456     74,755

      Dilutive employee stock
      options
         and warrants (1)            771          0         830          0
                                --------   --------    --------   --------

Total common and common
      equivalent shares           80,053     75,748      79,286     74,755
                                ========   ========    ========   ========



Net income (loss)               $  5,216   ($52,629)   $ 13,133   ($84,112)
                                ========   ========    ========   ========



Net income (loss) per share     $   0.07   ($  0.69)   $   0.17   ($  1.13)
                                ========   ========    ========   ========




(1) Computed using the treasury stock method. Not included if anti-dilutive.